                                                                  Exhibit 99.10

                          UNANIMOUS CONSENT IN LIEU OF
                      MEETING OF THE BOARD OF DIRECTORS OF
                             CANISCO RESOURCES, INC.

The undersigned, being all of the Directors of Canisco Resources, Inc., hereby consent to this action without meeting as indicated by our telephone approval or affixing our signature below:

WHEREAS, in 1992 the Salary and Incentive Committee of the Board of Directors of Nuclear Support Services, Inc. (hereinafter "NSSI") approved for adoption a non-qualified retirement plan that would provide annual payments of $50,000 - $65,000 to each of three long service employees of NSSI, Joe C. Quick, Dale L. Ferguson and Robert A. Hess, for ten years following their respective retirements (the "Initial Plan"); and

WHEREAS, because of various factors, the Board of Directors of NSSI deferred formalizing the retirement plan by setting forth its terms in writing and funding it; and

WHEREAS, in 1995 the Board of Directors of NSSI confirmed its intent to provide Messrs. Quick, Ferguson and Hess with retirement pay in accordance with the retirement plan approved by the Salary and Incentive Committee in 1992; and

WHEREAS Canisco Resources, Inc. is the successor by merger of NSSI; and

WHEREAS, the implementation of the Plan shall begin October 1, 1996;

NOW THEREFORE IT IS RESOLVED, that the Company adopts the Canisco Resources, Inc. Founders Retirement Plan (hereinafter "Plan"), substantially in the form attached hereto; and

FURTHER RESOLVED, that the proper officers of the Company are hereby authorized and directed to execute the Plan and take such other and further action as they shall deem necessary and appropriate to implement the Plan.

DATED: October 1, 1996   300 Delaware Avenue, Suite 714, Wilmington, Delaware.


  /s/  Donald E. Lyons                 /s/  Heath L. Allen
-------------------------------      ----------------------------------
Donald E. Lyons                      Heath L. Allen


  /s/  Joe C. Quick                    /s/  Thomas P. McShane
-------------------------------      ----------------------------------
Joe C. Quick                         Thomas P. McShane


  /s/  Dale L. Ferguson                /s/  W. Lawrence Petcovic
-------------------------------      ----------------------------------
Dale L. Ferguson                     W. Lawrence Petcovic


  /s/  Robert A. Hess                  /s/  Ralph A. Trollo
-------------------------------      ----------------------------------
Robert A. Hess                       Ralph A. Trollo

                             CANISCO RESOURCES, INC.
                            FOUNDERS RETIREMENT PLAN

WHEREAS, in 1992 the Salary and Incentive Committee of the Board of Directors of Nuclear Support Services, Inc. ("NSSI") approved for adoption a non-qualified retirement plan that would provide annual payments of $50,000 - $65,000 to each of three long service employees of NSSI, Joe C. Quick, Dale L. Ferguson and Robert A. Hess, for 10 years following their respective retirements (the "Initial Plan");

WHEREAS, because of various financial and other concerns, the Board of Directors of NISI deferred formalizing the retirement plan by setting forth its terms in writing and funding it;

[WHEREAS, CANISCO Resources, Inc. (the "Company") is the successor of NISI; ]

WHEREAS, in 1995 the Board of Directors of NSSI confirmed its intent to provide Messrs. Quick, Ferguson and Hess with retirement pay in accordance with the retirement plan approved by the Salary and Incentive Committee in 1992;

WHEREAS, the Company would like to ensure that Messrs. Quick, Ferguson and Hess receive their retirement pay promised them by NSSI by setting forth in writing the terms of the retirement plan initially approved in 1992;

NOW, THEREFORE, Canisco Resources, Inc. hereby adopts the Canisco Resources, Inc. Founders Retirement Plan, as hereinafter set forth:

I.   DEFINITIONS

     When used herein, the following shall have the meanings below unless the context clearly indicates otherwise:

     1.1 "ADMINISTRATOR" means the Employer [title of individual administering the Plan?].

     1.2 "BOARD" means the Board of Directors of the Employer.

     1.3 "EFFECTIVE DATE" means the effective date of the Plan, which is the date the Plan was initially approved by the Board.

     1.4 "EMPLOYER" means Canisco Resources, Inc. or its predecessor, Nuclear Support Services, Inc., as the context requires.

     1.5 "FORMALIZATION DATE" means October 1, 1996, the date as of which the Plan was set forth in writing.

     1.6 "PARTICIPANT" means each of the employees of the Employer listed in
Section 2.1 of the Plan, who were approved for participation in the Plan by the Board. Once an individual becomes a Participant in the Plan, he shall remain a Participant until all benefits due him under the Plan have been paid him.

     1.7 "PLAN" means the Canisco Resources, Inc. Founders Retirement Plan set forth herein, as it may be amended from time to time.

     1.8 "PLAN YEAR" means the calendar year.

     1.9 "SUPPLEMENTAL RETIREMENT BENEFIT" means the benefit payable in accordance with this Plan.

     1.10 "TAX DISTRIBUTION" means the amount distributed from the Plan during a Plan Year, pursuant to paragraph 2.5, to pay any federal, state and local income or payroll taxes owed by a Participant on the amount of the Supplemental Retirement Benefit included in such Participant's taxable income with respect to such year.

II.  SUPPLEMENTAL RETIREMENT BENEFITS

     2.1 PARTICIPANTS. The following employees of the Employer shall be Participants in the Plan: (a) Joe C. Quick, (b) Robert A. Hess, and (c) Dale L. Ferguson.

     2.2 AMOUNT OF RETIREMENT BENEFIT.

     2.2.1 Each Participant shall receive an annual Supplemental Retirement Benefit payable over a period of 10 years in an amount determined in accordance with the following schedule:



          Participant                            Total Benefit
          -----------                            -------------
          Joseph C. Quick                             $65,000
          Robert A. Hess                              $50,000
          Dale L. Ferguson                            $50,000


     2.2.2 The total Supplemental Retirement Benefit payable to each Participant determined under Section 2.2.1 shall include amounts paid to the Participants as consulting fees after their retirement from employment with the Employer and subsequent to the Effective Date, as set forth on Appendix A. The total Supplemental Retirement Benefit payable on or after the Formalization Date shall be reduced by such amounts.

     2.3 FORM AND AMOUNT OF BENEFITS. The Supplemental Retirement Benefit shall be paid to each Participant in 120 equal monthly installment payments. The number of monthly installments payable to a Participant following the Formalization Date shall be reduced by the number of monthly installments paid to the Participant before the Formalization Date, which shall be determined by dividing the amount set forth on Appendix A for such Participant by an amount equal to one-twelfth of the annual benefit payable under Section 2.2.1.

     2.4 TIMING OF BENEFITS. Supplemental Retirement Benefits, that are payable following the Formalization Date, shall be paid to Participants on the last day of the month following the later of (a) the Participant's termination from employment with the Employer, or (b) the Formalization Date.

     2.5 TAX DISTRIBUTIONS. In each Plan Year that a Participant's Supplemental Retirement Benefit is subject to tax withholding, the Employer shall make a Tax Distribution to cover the Participant's tax liability thus generated. To the extent required by applicable law, the Employer shall deposit any portion of a Tax Distribution required to be withheld by the Employer with the appropriate taxing authority. Any amount the Employer is not required to withhold shall be paid to the Participant.

     2.6 REDUCTION IN BENEFIT AMOUNT FOR TAX DISTRIBUTIONS. Notwithstanding anything in this Plan to the contrary, the Tax Distributions paid under paragraph 2.5, if any, shall reduce the amount paid to each Participant as a Supplemental Retirement Benefit.

III. ADMINISTRATION

     3.1 ADMINISTRATOR. The Plan shall be administered by the Administrator, who shall have the authority to interpret the Plan and to determine the nature and amount of benefits. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Administrator shall be final and conclusive for all Plan purposes.

     3.2 CLAIMS PROCEDURE.

         3.2.1 Upon presentation to the Administrator of a claim for benefits under the Plan, the Administrator shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Administrator shall furnish to the claimant within 90 days after the receipt of the claim a written notice setting forth the following:

                    (a)  the specific reason or reasons for the denial;

                    (b) specific references to pertinent provisions of the Plan on which the denial is based;

                    (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                    (d) appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.

         3.2.2 In the event of a denial of a claim, the claimant or his or her duly authorized representative may appeal such denial to the Administrator for a full and fair review of the adverse determination. Claimant's request for review must be in writing and made to the Administrator within 60 days after receipt by claimant of the written notification required under Section 3.2.1; provided, however, such 60-day period shall be extended if circumstances so warrant. Claimant or his or her duly authorized representative may submit issues and comments in writing which shall be given full consideration by the Administrator in its review.

         3.2.3 The Administrator may, in its sole discretion, conduct a hearing. A request for a hearing made by claimant will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

         3.2.4 A decision on a request for review shall be made by the Administrator not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120 days after receipt of such request. If it is necessary to extend the period of time for making a decision beyond 60 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension.

         3.2.5 The Administrator's decision on review shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be promptly provided to the claimant.

IV.  MISCELLANEOUS

     4.1 NO EFFECT ON EMPLOYMENT RIGHTS. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

     4.2 FUNDING. It is the intention of the Employer and the Participants that the Plan shall be unfunded for tax purposes and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by the Employer to pay benefits in the future. To the extent that any Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

     4.3 SPENDTHRIFT PROVISIONS. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Employer shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

     4.4 STATE LAW. The Plan is established under and will be construed according to the laws of the State of Pennsylvania, to the extent that such laws are not preempted by the Employee Retirement Income Security Act and valid regulations promulgated thereunder.

     4.5 INCAPACITY OF RECIPIENT. In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of the person or the estate of such Participant is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to the conservator or other person legally charged with the care of such Participant. Except as provided in the preceding sentence, should the Administrator, in its discretion, determine that a Participant is unable to manage his or her personal affairs, the Administrator may make distributions to any person for the benefit of such Participant, provided the Administrator makes a reasonable good faith judgment that such person shall expand the funds so distributed for the benefit of such Participant.

     4.6 UNCLAIMED BENEFIT. Plan Participants shall keep the Employer informed of a current address. The Administrator shall not be obligated to search for the whereabouts of any Participant. If the location of a Participant is not made known to the Employer within three years after the date on which any payment of such Participant's Supplemental Retirement Benefit may be made, such benefit shall be forfeited but will be reinstated if a claim therefore is filed by such Participant or such Participant's legal representative.

     4.7 DEATH OF PARTICIPANT. If the Participant dies before all of the Supplemental Retirement Benefits to which he is entitled under the Plan have been paid to him, the Employer shall pay the remaining benefits to the Participant's designated beneficiary, or, if the Participant has not designated a beneficiary, to his estate.

     4.8 AMENDMENT OR TERMINATION. The Employer reserves the right to amend or terminate the Plan by or pursuant to action of the Board when, in the sole opinion of the Employer, an amendment or termination is advisable. Any amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of the resolution. No amendment or termination of the Plan shall directly or indirectly deprive any Participant of all or any portion of any Supplemental Retirement Benefit considered to be accrued under the Plan to the date of amendment or termination.

     IN WITNESS WHEREOF, Canisco Resources, Inc. has caused this instrument to be executed by its authorized officers this ____ day of October, 1996.

ATTEST:                                CANISCO RESOURCES, INC.

_________________________              By:______________________________

                                   APPENDIX A

The Supplemental Retirement Benefit set forth under Section 2.2.1 of this Plan shall be offset by the following amounts paid to certain of the Participants as consulting fees subsequent to the Effective date, but after their retirement from employment with Employer:



     PLAN PARTICIPANT             CONSULTING FEE PAID TO SEPTEMBER 30, 1996
     Dale Ferguson                                $ 25,000
     Robert A. Hess                               $133,333
